EXHIBIT 99.1
PRESS RELEASE February 20, 2007
SOURCE: Kahiki Foods, Inc.
DATELINE CITY: Gahanna, Ohio
KAHIKI RECEIVES NON-BINDING OFFER OF $2.25 PER COMMON SHARE
Kahiki Foods, Inc. (OTC Bulletin Board: KSCI), Gahanna, Ohio, announced today that it has received a non-binding offer for all of the outstanding capital stock of Kahiki for a purchase price of $2.25 per share of common stock and the payment of the liquidation preference of the preferred stock. The offer was received from a privately held company based in Pittsburgh, PA. The name of the company was withheld, but Kahiki indicated that the offering company is part of a group of affiliated companies with operations in several states and in several different industries. Its parent company had consolidated revenues of over $200 million last year. If the transaction is completed, the offering company has indicated that it intends to continue Kahiki’s existing operations of manufacturing frozen Asian foods.
The non-binding offer is subject to a number of conditions, including the completion of due diligence satisfactory to the acquirer, the suspension of Kahiki’s filing obligations with the SEC, the rollover of certain shares owned by Alice, Tim and Jeff Tsao (all members of the family that founded Kahiki), and such other conditions as may be set forth in a definitive agreement to be negotiated.
About Kahiki Foods, Inc.
Kahiki Foods, Inc. (OTCBB: KSCI), Gahanna, Ohio, manufactures premium, authentic Asian frozen foods and distributes to retail grocery chains and membership warehouse clubs in the United States and abroad.
Forward-Looking Statements
Statements contained in this news release that are not strictly historical are forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The company makes these statements based on information available to it as of the date of this news release and it assumes no responsibility to update or revise such forward- looking statements. Editors and investors are cautioned that such forward-looking statements invoke risk and uncertainties that may cause the company’s actual results to differ materially from such forward-looking statements.
SOURCE Kahiki Foods, Inc.
Media Contact:
Tim Tsao, VP Sales & Marketing
Kahiki Foods
1100 Morrison Road
Gahanna, Ohio 43230
Tel: 614-322-3198
Email: tim.tsao@kahiki.com